EXHIBIT 10.4

August 9, 2011

Dear Alain,

This letter will confirm the terms and conditions of your retirement on September 1, 2011, as approved by the Human Resources & Compensation/Nomination and Governance Committee. (HRC/NG) of the Board of Directors of AbitibiBowater Inc

1. Dental and medical group insurance coverage: You will benefit from continued coverage for a period of 4 years (Option 3 for medical insurance and Option 1 for dental insurance). Your contributions for these benefits will be of $56.48 per month, to be paid by post dated cheques. Life insurance, accident, dismemberment, short-term and long-term disability insurance will cease on August 31, 2011.

2. Medisys executive services: You and your spouse will continue to benefit from these services for a period of 2 years, namely:

•	An annual medical examination up to $1,500 each

•	Medical referral, including vaccination, up to $1,000 per year each

3. Emergence equity grants: Notwithstanding anything to the contrary, you will continue vesting in the restricted share units and options awarded to you by the Company in January 2011 as per normal vesting schedule. Options will expiry one year after the vesting of the last tranche of options, namely December 9, 2015.

12/9/2011	12/9/2012	12/9/2013	12/9/2014	12/9/2015
Vesting of 1st tranche (25% of grant); RSUs settled immediately in shares; options exercisable until 12/9/2015	Vesting of 2nd tranche; RSUs settled immediately in shares; options exercisable until 12/9/2015	Vesting of 3nd tranche; RSUs settled immediately in shares; options exercisable until 12/9/2015	Vesting of 4th and last tranche; RSUs settled immediately in shares; options exercisable until 12/9/2015	All options be to exercised by 12/9/2015

4. DC SERP: The HRC/NG has approved full vesting of your benefits.

5. DB SERP: Your DB SERP benefits will be secured by letter of credit as per your employment agreement dated February 7, 2011, which states:

“As regards your DB SERP, the Company intends to pay you such benefits as a lump sum (in two instalments) once you retire, unless and until these benefits have been secured as further described, in which case they would be paid in the form of monthly payments. The Company undertakes to put in place a letter of credit to guarantee a percentage of your DB SERP benefits corresponding to the weighted average solvency ratio of the Company’s registered defined benefit pension plans for its Canadian non union employees (the “Benchmark”) as of December 31, 2010. The percentage of your DB SERP guaranteed by letter of credit will be revised yearly and will be increased to reflect improvements to the Benchmark, in line with agreements reached with Ontario and Québec on pension relief measures.”

6. Corporate indemnification in accordance with relevant charters, by-laws and applicable law, and consistent with the plans of reorganization. D&O coverage: applicable post-termination/post-service tail coverage.

If you have any question on the content of this letter, please contact Isabel Pouliot or Benoit Brière.

Alain, thank you again for your important contributions to AbitibiBowater and best of luck in your new endeavours,

Sincerely,

/s/ Richard Garneau
Richard Garneau

c.c.	Isabel Pouliot
Benoit Brière